EXHIBIT 3.1
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SANDISK CORPORATION
a Delaware corporation
The undersigned, Eli Harari and Charles Van Orden, hereby certify that:
     ONE: They are the duly elected and acting President and Secretary, respectively, of said corporation.
     TWO: The Amended and Restated Certificate of Incorporation of said corporation, filed on November 13, 1995, as amended by the Certificate of Designation of said corporation, filed on April 24, 1997, as amended by the Certificate of Amendment of said corporation filed on December 13, 1999, as amended by the Certificate of Amendment of said corporation filed on July 27, 2000 and as amended by the Certificate of Designation of said corporation filed on September 24, 2003, shall be amended as set forth in this Certificate of Amendment.
     THREE: Section A of ARTICLE IV of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:
     “A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is Eight Hundred Four Million (804,000,000) shares, par value $0.001 per share. Eight Hundred Million (800,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock.”
     FOUR: The foregoing Certificate of Amendment has been duly approved by the Board of Directors of the Corporation.
     FIVE: The foregoing Certificate of Amendment has been duly approved by the requisite number of shares of the Corporation in accordance with Section 242 of the Delaware General Corporation Law. The total number of shares entitled to vote with respect to the foregoing amendment was 194,590,630 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock. No shares of Preferred Stock are outstanding.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on May 26, 2006.

/s/ Eli Harari
Eli Harari
President

/s/ Charles Van Orden
Charles Van Orden
Secretary